Exhibit 2.1

SHARE EXCHANGE AGREEMENT

This Share Exchange Agreement (“Agreement”), dated as of August 21, 2009, is made and entered into by and among Andatee China Marine Fuel Services Corporation, a Delaware corporation (“Andatee”), Goodwill Rich International Limited, a Hong Kong company (“Goodwill”), and the owners of record of all of the issued and outstanding stock of Goodwill as listed in Exhibit A (the “Shareholders”).

RECITALS

WHEREAS, the Shareholders own all of the issued and outstanding shares of the capital of Goodwill as set forth opposite such Shareholder’s name in Column I on Exhibit A attached hereto (collectively, the “Goodwill Shares”), which, in turn, is the parent of Dalian Fusheng Consulting Co., a company organized under the laws of the People’s Republic of China; and

WHEREAS, Andatee desires to acquire from Shareholders, and Shareholders desire to sell to Andatee, the Goodwill Shares in exchange for the issuance by the Company of an aggregate of 8,000,000 shares (the “Andatee Shares”) of its common stock, $0.001 par value (the “Andatee Common Stock”) to the Shareholders and/or their designees on the terms and conditions set forth herein (the “Exchange”); and

WHEREAS, the Board of Directors of Andatee has adopted resolutions approving Andatee’s acquisition of shares of Goodwill (the “Exchange”) upon the terms and conditions hereinafter set forth in this Agreement; and

WHEREAS, it is intended that the terms and conditions of this Agreement comply in all respects with Section 351 of the United States Internal Revenue Code (the “Code”) and the regulations corresponding thereto, so that the Exchange shall qualify as a tax free reorganization under the Code.

NOW, THEREFORE, in consideration of the mutual representations, promises and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE 1
THE EXCHANGE

1.1           The Exchange. Upon the terms and subject to the conditions hereof, at the Closing (as hereinafter defined) the Shareholders will sell, convey, assign, transfer and deliver to Andatee one or more certificates representing the Goodwill Shares, and as consideration for the acquisition of the Goodwill Shares, Andatee will issue to each Shareholder, in exchange for such Shareholder’s pro rata portion of the Goodwill Shares one or more stock certificates representing the number of shares of Andatee Common Stock set forth opposite such Shareholder’s name on Exhibit A hereto (collectively, the “Andatee Shares”).  The Andatee Shares issued shall equal 100% of the outstanding shares of Andatee common stock at the time of Closing.

1.2           Closing. The closing of the Exchange (the “Closing”) shall take place on or before September 30, 2009, or on such other date as may be mutually agreed upon by the parties.  Such date is referred to herein as the “Closing Date.”  With the exception of any certificates which must be in their original form, any copy, fax, e-mail or other reliable reproduction of the writing or transmission required by this Agreement or any signature required thereon may be used in lieu of an original writing or transmission or signature for any and all purposes for which the original could be used, provided that such copy, fax, e-mail or other reproduction is a complete reproduction of the entire original writing or transmission or original signature, and the originals are promptly delivered thereafter.

1.3           Taking of Necessary Action; Further Action.   If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement, the Shareholders, Goodwill and/or Andatee will take all such lawful and necessary action.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF GOODWILL

Goodwill hereby represents and warrants to Andatee as follows:

2.1           Organization. Goodwill has been duly incorporated, validly existing as a company in Hong Kong, and is good standing under the laws of its jurisdiction of incorporation, and have the requisite power to carry on its business as now conducted.

2.2           Capitalization. The authorized capital stock of Goodwill consists of 10,000 of common stock, of which at the Closing, 10,000 have been issued and outstanding. All of the issued and outstanding shares of capital stock of Goodwill, as of the Closing, are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights.  There are no voting trusts or any other agreements or understandings with respect to the voting of Goodwill’s capital stock.  Except as set forth on Schedule 2.2, there are no agreements purporting to restrict the transfer of the Goodwill Shares, nor any other voting agreements, voting trusts or other arrangements restricting or affecting the voting of the Goodwill Shares.

2.3           Certain Corporate Matters. Goodwill is duly qualified to do business as a corporation and is in good standing in each jurisdiction in which the ownership of its properties, the employment of its personnel or the conduct of its business requires it to be so qualified, except where the failure to be so qualified would not have a material adverse effect on its financial condition, results of operations or business. Goodwill has full corporate power and authority and all authorizations, licenses and permits necessary to carry on the business in which it is engaged and to own and use the properties owned and used by it.

2.4           Authority Relative to this Agreement.  Goodwill has the requisite power and authority to enter into this Agreement and to carry out its obligations hereunder.  The execution, delivery and performance of this Agreement by Goodwill and the consummation by Goodwill of the transactions contemplated hereby have been duly authorized by the Board of Directors of Goodwill and no other actions on the part of Goodwill is necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Goodwill and constitutes a valid and binding agreement of Goodwill, enforceable against Goodwill in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

2.5           Consents and Approvals; No Violations.  Except for applicable requirements of federal securities laws and state securities or blue-sky laws, no filing with, and no permit, authorization, consent or approval of, any third party, public body or authority is necessary for the consummation by Goodwill of the transactions contemplated by this Agreement.  Neither the execution and delivery of this Agreement by Goodwill nor the consummation by Goodwill of the transactions contemplated hereby, nor compliance by Goodwill with any of the provisions hereof, will (a) conflict with or result in any breach of any provisions of Goodwill’s charter or any other organizational documents, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which Goodwill or any Subsidiary, if any, (as hereinafter defined)  is a party or by which they any of their respective properties or assets may be bound or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Goodwill or any Subsidiary, or any of their respective properties or assets, except in the case of clauses (b) and (c) for violations, breaches or defaults which are not in the aggregate material to Goodwill or any Subsidiary taken as a whole.  For purposes of this Agreement the term “material” shall mean $1,000 or more greater.

2.6           Books and Records. The books and records of Goodwill delivered to Andatee prior to the Closing fully and fairly reflect the transactions to which Goodwill is a party or by which it or its properties are bound

2.7           Litigation.  Except as set forth on Schedule 2.7, neither Goodwill nor any of their Subsidiaries, if any, are subject to any judgment or order of any court or quasi-judicial or administrative agency of any jurisdiction, domestic or foreign, nor is there any charge, complaint, lawsuit or governmental investigation pending against Goodwill. Neither Goodwill nor any of its Subsidiaries is a plaintiff in any action, domestic or foreign, judicial or administrative. There are no existing actions, suits, proceedings against or investigations of Goodwill nor any of their subsidiaries, and neither company knows of no basis for such actions, suits, proceedings or investigations. There are no unsatisfied judgments, orders, decrees or stipulations affecting either Goodwill or any of their subsidiaries or to which Goodwill or any of their subsidiaries is a party.

2.8           Legal Compliance. To the best knowledge of Goodwill, after due investigation, no claim has been filed against Goodwill alleging a violation of any applicable laws and regulations of foreign, federal, state and local governments and all agencies thereof. Goodwill holds all of the material permits, licenses, certificates or other authorizations of foreign, federal, state or local governmental agencies required for the conduct of their respective businesses as presently conducted.

2.9           Contracts.  Goodwill will have delivered to Andatee prior to the Closing copies of each and every material agreements of Goodwill.  All of the foregoing are referred to as the “Contracts.”  The copies of each of the Contracts delivered are accurate and complete.  Each Contract is in full force and effect and constitutes a legal, valid and binding obligation of, and is legally enforceable against, the respective parties thereto. There is no material default with respect to any such contract which will give rise to liability in respect thereof on the part of Goodwill or the other parties thereto. No notice of default or similar notice has been given or received by Goodwill under any of such contracts.

2.10           Disclosure. The representations and warranties and statements of fact made by Goodwill in this Agreement are, as applicable, accurate, correct and complete, and will remain so at the time of Closing, and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained herein not false or misleading.

2.11           Outstanding Obligations.  There are no outstanding obligations of Goodwill or its Subsidiaries to repurchase, redeem or otherwise acquire any of their respective shares, and no party has the right to acquire any shares of Goodwill except for the shareholders identified in Exhibit A.

2.12           Material Events.  Except as set forth on Schedule 2.12, no material event exists with respect to Goodwill or its Subsidiaries or their respective businesses, properties, operations prospect, condition (financial or otherwise), which has not been disclosed to in writing as of the date of this Agreement.

2.13           Indebtedness.  Schedule 2.13 sets forth as of a recent date all outstanding secured and unsecured Indebtedness of Goodwill or any subsidiary, or for which Goodwill or any subsidiary has commitments. For the purposes of this Agreement, “Indebtedness” shall mean (a) any liabilities for borrowed money or amounts owed in excess of $1,000 (other than trade accounts payable incurred in the ordinary course of business), (b) all guaranties, endorsements and other contingent obligations in respect of Indebtedness of others, whether or not the same are or should be reflected in Goodwill’s balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and (c) the present value of any lease payments in excess of $5,000 due under leases. Except as set forth in Schedule 2.13, neither Goodwill nor any Subsidiary is in default with respect to any Indebtedness.

2.14           Property.  Goodwill and each Subsidiary has the right to use all of its real property and the personal property reflected in the financial statements, free and clear of any mortgages, pledges, charges, liens, security interests or other encumbrances, except to the extent that such mortgages, pledges, charges, liens, security interests or other encumbrances, individually or in the aggregate, do not cause a Material Adverse Effect (as defined below).  All said leases of Goodwill and each of its Subsidiaries are valid and subsisting and in full force and effect.

2.15           Regulations.  Except as set forth on Schedule 2.15, the business of Goodwill and its Subsidiaries has been and is presently being conducted in accordance with all applicable governmental laws, rules, regulations and ordinances. Goodwill and each of its Subsidiaries have all permits, licenses, consents and the authorizations and approvals in its country required in the governmental regulations necessary for the conduct of its business as now being conducted by it.

2.16           Environmental Compliance.  Except as set forth on Schedule 2.16, Goodwill  and each of its Subsidiaries are in material compliance with applicable environmental requirements in the operation of their respective business, except to the extent that any non-compliance, individually or in the aggregate, does not cause a Material Adverse Effect.

2.17           Adverse Interest.  No current officer, director, affiliate or person known to Goodwill to be the record or beneficial owner in excess of 5% of Goodwill’s common stock, respectively, or any person known to be an associate of any of the foregoing is a party adverse to Goodwill or has a material interest adverse to Goodwill in any material pending legal proceeding.

2.18           Investments.  Except as set forth in Schedule 2.18, Goodwill does not own any capital stock, has any interest of any kind nor has any agreement or commitment to purchase any interest, whatsoever in any corporation, partnership, or other form of business organization (any such organization is referred to as a “Subsidiary”). There are no outstanding securities convertible into or exchangeable for the capital stock of or other equity interests in any Subsidiary and no outstanding options, rights, subscriptions, calls commitments, warrants or rights of any character for Goodwill or any Subsidiary or any other person or entity to purchase, subscribe for or to otherwise acquire any shares of such stock or other securities of any Subsidiary. There are no outstanding agreements affecting or relating to the voting, issuance, purchase, redemption, repurchase or transfer of any capital stock of or other equity interests in any Subsidiary.

2.19           Material Adverse Effect.  For the purposes of Goodwill of this Agreement, "Material Adverse Effect" means any adverse effect on the business, operations, properties, prospects, or financial condition of either Goodwill or either of their Subsidiaries (if any) and/or on any condition, circumstance, or situation that could result in litigation, claims, disputes or property loss in excess of US$1,000 in the future, or that would prohibit or otherwise materially interfere with the ability of any other party to this Agreement to perform any of its obligations under this Agreement in any material respect.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

The Shareholders hereby represent and warrant to Andatee as follows:

3.1           Ownership of the Goodwill Shares.  Each Shareholder owns, beneficially and of record, good and marketable title to the Goodwill Shares set forth opposite such Shareholder’s name in Exhibit A hereto, free and clear of all security interests, liens, adverse claims, encumbrances, equities, proxies, options or shareholders’ agreements, whether written or oral. Each Shareholder represents that such person has no right or claims whatsoever to any shares of capital stock, other than shares listed across such Shareholder on Exhibit A and does not have any options, warrants or any other instruments entitling such Shareholder to exercise to purchase or convert into shares of capital stock.  The Shareholders have full right, power and authority to sell, transfer and deliver the Goodwill Shares, and at the Closing, the Shareholders will convey to Andatee good and marketable title to the Goodwill Shares, free and clear of any security interests, liens, adverse claims, encumbrances, equities, proxies, options, shareholders’ agreements or restrictions.

3.2           Due Authorization. Each of the Shareholders has all requisite power and authority to execute and deliver this Agreement, and to consummate the transactions contemplated hereby and thereby. This Agreement constitutes the valid and binding obligation of each of the Shareholders, enforceable against such Shareholders in accordance with its terms, except as may be affected by bankruptcy, insolvency, moratoria or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

3.3           Purchase for Investment.

(a)           Each Shareholder is acquiring the Andatee Shares for investment for such Shareholder’s own account and not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and each Shareholder has no present intention of selling, granting any participation in, or otherwise distributing the same. Each Shareholder further represents that, except for the Loan Agreements which subsequent to the Closing apply to the Andatee Shares acquired by the Shareholders, he, she or it does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the Andatee Shares.

(b)           Each Shareholder understands that the Andatee Shares are not registered under the Act on the ground that the sale and the issuance of securities hereunder is exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof, and that Andatee’s reliance on such exemption is predicated on the each Shareholder’s representations set forth herein.

3.4           Investment Experience. Each Shareholder acknowledges that he, she or it can bear the economic risk of his, her or its investment, and has such knowledge and experience in financial and business matters that he, she or it is capable of evaluating the merits and risks of the investment in the Andatee Shares.

3.5           Information. Each Shareholder has carefully reviewed such information as such he, she or it deemed necessary to evaluate an investment in Andatee Shares. To the full satisfaction of each Shareholder, he, she or it has been furnished all materials that he, she or it has requested relating to Andatee and the issuance of Andatee Shares hereunder, and each Shareholder has been afforded the opportunity to ask questions of representatives of Andatee to obtain any information necessary to verify the accuracy of any representations or information made or given to him, her or it. Notwithstanding the foregoing, nothing herein shall derogate from or otherwise modify the representations and warranties of Andatee set forth in this Agreement, on which the Shareholders have relied in making an exchange of the Goodwill Shares for Andatee Shares.

3.6           Restricted Securities. Each Shareholder understands that Andatee Shares may not be sold, transferred, or otherwise disposed of without registration under the Act or an exemption there from, and that in the absence of an effective registration statement covering Andatee Shares or any available exemption from registration under the Act, Andatee Shares must be held indefinitely. Each Shareholder is aware that Andatee Shares may not be sold pursuant to Rule 144 promulgated under the Act unless all of the conditions of that Rule are met. Among the conditions for use of Rule 144 may be the availability of current information to the public about Andatee.

3.7           Exempt Issuance. Each of the Shareholders acknowledges that he, she or it must assure Andatee that the offer and sale of Andatee Shares to such Shareholder qualifies for an exemption from the registration requirements imposed by the Securities Act and from applicable securities laws of any state of the United States. Each of the Shareholders agrees that he meets the criteria established in one or more of subsections (a) or (b), below.

(a)           Accredited Investor, Section 4(2) of the Securities Act and/or Rule 506 of Regulation D. The Shareholder qualifies as an “accredited investor”, as that term is defined in Rule 501 of Regulation D, promulgated under the Securities Act.

(b)           Offshore Investor, Rule 903 of Regulation S. The Shareholder is not a U.S. Person, as defined in Rule 901 of Regulation S, promulgated under the Securities Act, and the Shareholder, severally but not jointly, represents and warrants to Andatee that:

(i)  The Shareholder is not acquiring Andatee Shares as a result of, and such Shareholder covenants that he, she or it will not engage in any “directed selling efforts” (as defined in Regulation S under the Securities Act) in the United States in respect of Andatee Shares which would include any activities undertaken for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States for the resale of any of Andatee Shares;

(ii)  The Shareholder is not acquiring Andatee Shares for the account or benefit of, directly or indirectly, any U.S. Person;

(iii)  Each Shareholder is organized under the laws of jurisdiction as set forth on the Signature Page to this Agreement;

(iv)  the offer and the sale of Andatee Shares to such Shareholder as contemplated in this Agreement complies with or is exempt from the applicable securities legislation of the People’s Republic of China;

(v)  the Shareholder is outside the United States when receiving and executing this Agreement and that the Shareholder will be outside the United States when acquiring Andatee Shares,

(vi)  and the Shareholder covenants with Company that:

(1)   offers and sales of any of Andatee Shares prior to the expiration of a period of one year after the date of original issuance of Andatee Shares (the one year period hereinafter referred to as the “Distribution Compliance Period”) shall only be made in compliance with the safe harbor provisions set forth in Regulation S, pursuant to the registration provisions of the Securities Act or an exemption therefrom, and that all offers and sales after the Distribution Compliance Period shall be made only in compliance with the registration provisions of the Securities Act or an exemption therefrom and in each case only in accordance with applicable state securities laws; and

(2)   The Shareholder will not engage in hedging transactions with respect to Andatee Shares until after the expiration of the Distribution Compliance Period.

3.8           Conflict of Interest. Each Shareholder acknowledges that he, she or it is aware and understands the facts and circumstances of the conflicts of interest that may, individually and in the aggregate, create a conflict of interest. Each Shareholder hereby waives each and all of the conflicts of interest, in addition to any other conflicts of interest that may arise may exist or arise by virtue of the conflicts of interest and acknowledges that he, she or it has carefully read this Agreement, that it is consistent with the terms previously negotiated by the parties, and understands that he, she or it is free at any time to obtain independent counsel for further guidance.

3.9           Legend. Each Shareholder acknowledges that the certificate(s) representing such Shareholder’s pro rata portion of the Andatee Shares shall each conspicuously set forth on the face or back thereof a legend in substantially the following form:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

3.10           Independent Nature of Shareholders.  Each Shareholder is acquiring the Andatee Shares for his/her own account (and not for the account of others) for investment and not with a view to the distribution therefor.
ARTICLE 4
INDEMNIFICATION

4.1           Andatee Indemnification.  For a period of seven years after the Closing, Goodwill and the Shareholders, severally and jointly, agree to indemnify Andatee and each of its officers, agents, lawyers and directors against any loss, liability, claim, damage or expense (including, but not limited to, any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever) (each an “Indemnified Party”) to which it or they may become subject arising out of or based on either (i) any breach of or inaccuracy in any of the representations and warranties or covenants or conditions made by Goodwill and/or the Shareholders in this Agreement; or (ii) any and all liabilities arising out of or in connection with: (A) any of the assets of Goodwill or any Subsidiary prior to the Closing; or (B) the operations of Goodwill prior to the Closing, except to the extent that such breach or liability does not result in a Material Adverse Effect.

4.2           Indemnification Procedures.  If any action shall be brought against any Indemnified Party in respect of which indemnity may be sought pursuant to this Agreement, such Indemnified Party shall promptly notify the Indemnifying Party in writing, and the Indemnifying Party shall have the right to assume the defense thereof with counsel of its own choosing.  Any Indemnified Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party except to the extent that the employment thereof has been specifically authorized by the Indemnifying Party in writing, the Indemnifying Party has failed after a reasonable period of time to assume such defense and to employ counsel or in such action there is, in the reasonable opinion of such separate counsel, a material conflict on any material issue between the position of the Indemnifying Party and the position of such Indemnified Party.  The Indemnifying Party will not be liable to any Indemnified Party under this Article 4 for any settlement by an Indemnified Party effected without the Indemnifying Party’s prior written consent, which shall not be unreasonably withheld or delayed; or to the extent, but only to the extent that a loss, claim, damage or liability is attributable to any Indemnified Party’s indemnification pursuant to this Article 4.

ARTICLE 5
COVENANTS AND AGREEMENTS OF THE PARTIES EFFECTIVE PRIOR TO CLOSING

5.1    Corporate Examinations and Investigations.  Prior to the Closing, each party shall be entitled, through its employees and representatives, to make such investigations and examinations of the books, records and financial condition as each party may request.  In order that each party may have the full opportunity to do so, Goodwill, Andatee and the Shareholders shall furnish each party and its representatives during such period with all such information concerning the affairs of Goodwill or Andatee or any Subsidiary as each party or its representatives may reasonably request and cause Goodwill or Andatee and their respective officers, employees, consultants, agents, accountants and attorneys to cooperate fully with each party’s representatives in connection with such review and examination and to make full disclosure of all information and documents requested by each party and/or its representatives.  Any such investigations and examinations shall be conducted at reasonable times and under reasonable circumstances, it being agreed that any examination of original documents will be at each party’s premises, with copies thereof to be provided to each party and/or its representatives upon request.

5.2           Cooperation; Consents.  Prior to the Closing, each party shall cooperate with the other parties to the end that the parties shall (i) in a timely manner make all necessary filings with, and conduct negotiations with, all authorities and other persons the consent or approval of which, or the license or permit from which is required for the consummation of the Exchange and (ii) provide to each other party such information as the other party may reasonably request in order to enable it to prepare such filings and to conduct such negotiations.

5.3           Conduct of Business.  Subject to the provisions hereof, from the date hereof through the Closing, each party hereto shall (i) conduct its business in the ordinary course and in such a manner so that the representations and warranties contained herein shall continue to be true and correct in all material respects as of the Closing as if made at and as of the Closing and (ii) not enter into any material transactions or incur any material liability not required or specifically contemplated hereby, without first obtaining the written consent of Goodwill and the holders of a majority of voting stock of Goodwill on the one hand and Andatee and the holders of a majority of voting stock of Andatee common stock on the other hand.  Without the prior written consent of Goodwill, the Shareholders, or the Shareholders, except as required or specifically contemplated hereby, each party shall not undertake or fail to undertake any action if such action or failure would render any of said warranties and representations untrue in any material respect as of the Closing.

5.4           Litigation.   From the date hereof through the Closing, each party hereto shall promptly notify the representative of the other parties of any lawsuits, claims, proceedings or investigations which after the date hereof are threatened or commenced against such party or any of its affiliates or any officer, director, employee, consultant, agent or shareholder thereof, in their capacities as such, which, if decided adversely, could reasonably be expected to have a material adverse effect upon the condition (financial or otherwise), assets, liabilities, business, operations or prospects of such party or any of its subsidiaries.

5.5           Notice of Default.  From the date hereof through the Closing, each party hereto shall give to the representative of the other parties prompt written notice of the occurrence or existence of any event, condition or circumstance occurring which would constitute a violation or breach of this Agreement by such party or which would render inaccurate in any material respect any of such party’s representations or warranties herein.

5.6           Confidentiality; Access to Information.  Any confidentiality agreement or letter of intent previously executed by the parties shall be superseded in its entirety by the provisions of this Agreement.  Each party agrees to maintain in confidence any non-public information received from the other party, and to use such non-public information only for purposes of consummating the transactions contemplated by this Agreement. Such confidentiality obligations will not apply to (i) information which was known to the one party or their respective agents prior to receipt from the other party; (ii) information which is or becomes generally known; (iii) information acquired by a party or their respective agents from a third party who was not bound to an obligation of confidentiality; and (iv) disclosure required by law.   In the event this Agreement is terminated as provided in Article 7 hereof, each party will return or cause to be returned to the other all documents and other material obtained from the other in connection with the Transaction contemplated hereby.

5.7     Public Disclosure.  Except to the extent previously disclosed or to the extent the parties believe that they are required by applicable law or regulation to make disclosure, prior to Closing, no party shall issue any statement or communication to the public regarding the transaction contemplated herein without the consent of the other party, which consent shall not be unreasonably withheld.  To the extent a party hereto believes it is required by law or regulation to make disclosure regarding the Transaction, it shall, if possible, immediately notify the other party prior to such disclosure.

5.8           Assistance with Post-Closing SEC Reports and Inquiries.  Upon the reasonable request of Goodwill, after the Closing Date, each Shareholder shall use its/his reasonable best efforts to  provide such information available to it, including information, filings, reports, financial statements or other circumstances of Andatee occurring, reported or filed prior to the Closing, as may be necessary or required by Andatee for the preparation of the post-Closing Date filings and/or reports that Andatee is or will be required to file with the SEC to comply with the U.S. securities laws or to address and resolve matters as may relate to the period prior to the Closing and any SEC comments relating thereto or any SEC inquiry thereof.

5.9           Transfers.  Except for the shares listed in Exhibit A, none of Andatee and the Shareholders will sell, transfer, assign, hypothecate, lien, or otherwise dispose or encumber the Shares owned by them.

ARTICLE 6
CONDITIONS TO CLOSING

6.1           Conditions to Obligations of Goodwill and the Shareholders.  The obligations of Goodwill and the Shareholders under this Agreement shall be subject to each of the following conditions:

(a)           Closing Deliveries.  At the Closing, Andatee shall have delivered or caused to be delivered to Goodwill and the Shareholders the following:

(i)           resolutions duly adopted by the Board of Directors of Andatee authorizing and approving the Exchange and the execution, delivery and performance of this Agreement;

(ii)           a certificate of good standing for Andatee and each Subsidiary from their respective jurisdictions of incorporation, dated not earlier than 5 days prior to the Closing Date;

(iii)           stock certificates representing the Andatee Shares to be delivered pursuant to this Agreement registered with the names set forth in Exhibit A;

(iv)           this Agreement duly executed by Andatee; and

(v)           a certificate executed by an officer of Goodwill, certifying the satisfaction of Sections 6.1(b);

(vi)           such other documents as Goodwill and/or the Shareholders may reasonably request in connection with the transactions contemplated hereby.

(b)           Representations and Warranties to be True.    The representations and warranties of Andatee herein contained shall be true in all material respects at the Closing with the same effect as though made at such time. Andatee shall have performed in all material respects all obligations and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing.

6.2           Conditions to Obligations of Andatee. The obligations of Andatee under this Agreement shall be subject to each of the following conditions:

(a)           Closing Deliveries.    On the Closing Date, Goodwill and/or the Shareholders shall have delivered to Andatee the following:

(i)           this Agreement duly executed by Goodwill and the Shareholders;

(ii)           resolutions duly adopted by the Board of Directors of Goodwill and each of the Shareholders authorizing and approving the execution, delivery and performance of this Agreement;

(iii)           stock certificates representing the Goodwill Shares to be delivered pursuant to this Agreement duly endorsed or accompanied by duly executed stock powers;

(iv)           a certificate of good standing for Goodwill, each of the Shareholders and any of their subsidiaries from its respective jurisdictions of incorporation or organization, dated not earlier than 5 days prior to the Closing Date;

(v)           a certificate executed by an officer of Goodwill and each of the Shareholders, certifying the satisfaction of Sections 6.2(b); and,

(vi)           such other documents as Andatee may reasonably request in connection with the transactions contemplated hereby.

(b)           Representations and Warranties to be True. The representations and warranties of Goodwill and the Shareholders herein contained shall be true in all material respects at the Closing with the same effect as though made at such time. Goodwill and the Shareholders shall have performed in all material respects all obligations and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by them at or prior to the Closing.

(c)           No Adverse Effect.  The business and operations of Goodwill, the Shareholders and their respective Subsidiaries, if any, will not have suffered any Material Adverse Effect.

(d)           No Claim Regarding Stock Ownership or Consideration.  There must not have been made or threatened by any person, other than persons listed on Exhibit A hereto, any claim asserting that such person (a) is the holder of, or has the right to acquire or to obtain beneficial ownership of the Goodwill Shares or any other stock, voting, equity, or ownership interest in, the Company.

ARTICLE 7
TERMINATION

7.1           This Agreement may be terminated at any time prior to the Closing:

(a)           by mutual written agreement of Andatee and Goodwill;

(b)           by either Andatee or Goodwill if the Transaction shall not have been consummated for any reason by October 30, 2009; provided, however, that the right to terminate this Agreement under this Section 7.2(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Transaction to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c)           by either Andatee or Goodwill if a governmental entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Transaction, which order, decree, ruling or other action is final and nonappealable;

(d)           by Goodwill, upon a material breach of any representation, warranty, covenant or agreement on the part of Andatee set forth in this Agreement, or if any representation or warranty of Andatee shall have become materially untrue, in either case such that the conditions set forth in Section 6.1 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in Andatee’s representations and warranties or breach by Andatee is curable by Andatee, then Goodwill may not terminate this Agreement under this Section 7.2(d) unless Andatee does not cure such breach within thirty (30) days after delivery of written notice from Goodwill to Andatee of such breach, provided Andatee continues to exercise commercially reasonable efforts to cure such breach (it being understood that Goodwill may not terminate this Agreement pursuant to this Section 7.2(d) if it shall have materially breached this Agreement or if such breach by Andatee is cured during such thirty (30)-day period); or

(e)           by Andatee, upon a material breach of any representation, warranty, covenant or agreement on the part of Goodwill or the Shareholders set forth in this Agreement, or if any representation or warranty of Goodwill or the Shareholders shall have become materially untrue, in either case such that the conditions set forth in Section 6.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in Goodwill’s or the Shareholders' representations and warranties or breach by Goodwill or the Shareholders is curable by Goodwill or the Shareholders, then Andatee may not terminate this Agreement under this Section 7.2(e) unless Goodwill or the Shareholders do not cure such breach within thirty (30) days after delivery of written notice from Andatee to Goodwill and/or the Shareholders of such breach, provided Goodwill and the Shareholders continue to exercise commercially reasonable efforts to cure such breach (it being understood that Andatee may not terminate this Agreement pursuant to this Section 7.2(e) if it shall have materially breached this Agreement or if such breach by Goodwill or the Shareholders is cured during such thirty (30)-day period).

7.3           Notice of Termination; Effect of Termination.  Any termination of this Agreement under Section 7.2 above will be effective immediately upon (or, if the termination is pursuant to Section 7.2(d) or Section 7.2(e) and the proviso therein is applicable, after ten (10) day provided referenced therein) the delivery of written notice of the terminating party to the other parties hereto.  In the event of the termination of this Agreement as provided in Section 7.2, this Agreement shall be of no further force or effect and the Transaction shall be abandoned, except as set forth in this Section 7.2, Section7.3 and Article 8 (General Provisions), each of which shall survive the termination of this Agreement.

7.4           Expenses.  If this Transaction does not close or is terminated, each party to this Agreement will pay its respective costs and expenses in connection with the negotiation, preparation and the Closing of this Agreement.

ARTICLE 8
GENERAL PROVISIONS

8.1           Notices. Any notice, demand, request, waiver or other communication required or permitted to be given hereunder shall be in writing and shall be effective (a) upon hand delivery by telex (with correct answer back received), telecopy, e-mail or facsimile at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur at addresses set forth on the signature page hereof (or at such other address for a party as shall be specified by like notice).

8.2           Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to Sections and Articles refer to sections and articles of this Agreement unless otherwise stated.

8.3           Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated and the parties shall negotiate in good faith to modify this Agreement to preserve each party’s anticipated benefits under this Agreement.

8.4           Miscellaneous. This Agreement (together with all other documents and instruments referred to herein): (a) constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof; (b) except as expressly set forth herein, is not intended to confer upon any other person any rights or remedies hereunder and (c) shall not be assigned by operation of law or otherwise, except as may be mutually agreed upon by the parties hereto.

8.5           Governing Law; Venue. All questions relating to the validity, construction and interpretation of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the choice-of-law rules of this or any other jurisdiction to the contrary.  THE PARTIES HERETO AGREE THAT VENUE IN ANY AND ALL ACTIONS AND PROCEEDINGS RELATED TO THE SUBJECT MATTER OF THIS AGREEMENT SHALL BE IN THE STATE AND FEDERAL COURTS IN THE STATE OF DELAWARE,  WHICH COURTS SHALL HAVE EXCLUSIVE JURISDICTION FOR SUCH PURPOSE, AND THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS AND IRREVOCABLY WAIVE THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF ANY SUCH ACTION OR PROCEEDING.  SERVICE OF PROCESS MAY BE MADE IN ANY MANNER RECOGNIZED BY SUCH COURTS..

8.6           Counterparts and Facsimile Signatures. This Agreement may be executed in two or more counterparts, which together shall constitute a single agreement.  This Agreement and any documents relating to it may be executed and transmitted to any other party by facsimile, which facsimile shall be deemed to be, and utilized in all respects as, an original, wet-inked document.

8.7           Amendment. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by Goodwill, Andatee, and holders of a majority of the Shareholders; provided that, the consent of any Goodwill or Andatee shareholder that is a party to this Agreement shall be required if the amendment or modification would disproportionately affect such shareholder (other than by virtue of their ownership of Goodwill or Andatee shares, as applicable).

8.8           Parties In Interest: No Third Party Beneficiaries. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successors and assigns of the parties hereto. This Agreement shall not be deemed to confer upon any person not a party hereto any rights or remedies hereunder.

8.9           Waiver. No waiver by any party of any default or breach by another party of any representation, warranty, covenant or condition contained in this Agreement shall be deemed to be a waiver of any subsequent default or breach by such party of the same or any other representation, warranty, covenant or condition. No act, delay, omission or course of dealing on the part of any party in exercising any right, power or remedy under this Agreement or at law or in equity shall operate as a waiver thereof or otherwise prejudice any of such party’s rights, powers and remedies. All remedies, whether at law or in equity, shall be cumulative and the election of any one or more shall not constitute a waiver of the right to pursue other available remedies.

8.10           Expenses.  At or prior to the Closing, the parties hereto shall pay all of their own expenses relating to the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of their respective counsel and financial advisers.

[SIGNATURES FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Share Exchange Agreement as of the date first written above.

Andatee China Marine Fuel Services Company
a Delaware corporation

By:	/s/ An Fengbin	Date: August 21, 2009
Name:	An Fengbin
Title:	Chief Executive Officer
Address:	Unit C, No. 68 West Binhai Road, Unit C, Xigang District Dalian, PRC

Goodwill Rich International Limited
a Hong Kong company

By:	/s/ Lai WaiChi	Date: August 21, 2009
Name:	Lai WaiChi
Title:	Director
Address:	Mill Mall, Suite 6, Wickhams Cay 1, PO Box 3085, Road Town, Tortela, BVI

Signature Pages of the Shareholders

Shining Joy Group Limited
a British Virgin Islands company

By:	/s/ Wang Xiaijun	Date: August 21, 2009
Name:	Wang Xiaijun
Title:	Director
Address:	Mill Mall, Suite 6, Wickhams Cay 1, PO Box 3085, Road Town, Tortela, BVI

Star Blessing Enterprises Limited
a British Virgin Islands company

By:	/s/ Lai WaiChi	Date: August 21, 2009
Name:	Lai WaiChi
Title:	Director
Address:	Mill Mall, Suite 6, Wickhams Cay 1, PO Box 3085, Road Town, Tortela, BVI

Growing Sincere Limited
a British Virgin Islands company

By:	/s/ Xu Guoxing	Date: August 21, 2009
Name:	Xu Guoxing
Title:	Director
Address:	Mill Mall, Suite 6, Wickhams Cay 1, PO Box 3085, Road Town, Tortela, BVI

By:	/s/ Chen Weibin	Date: August 21, 2009
Name:	Chen Weibin
Title:	Director
Address:	Mill Mall, Suite 6, Wickhams Cay 1, PO Box 3085, Road Town, Tortela, BVI

Exhibit A

List of the Shareholders of Goodwill Rich International Limited (GRI)

	Jurisdiction of Incorporation	Percentage of Ownership of GRI before the Share Exchage	Number of Shares of the Andatee common stock after the Share Exchange
Star Blessing Enterprises Limited	British Virgin Islands	89.04%	7,123,200
Growing Sincere Limited	British Virgin Islands	4%	320,000
White Bright Limited	British Virgin Islands	3%	240,000
Shining Joy Group Limited	British Virgin Islands	3.96%	316,800
Total		100%	8,000,000

Schedule 2.7

In the contract lawsuit of Dalian Xingyuan Marine Bunker Co., Ltd (the “Xingyuan” and plaintiff, a subsidiary of Goodwill) against Dalian Dafangshen Ocean Fishery Co., Ltd. (the “Dafangshen”), Xingyuan won the lawsuit and Dafangshen was judged to pay Xingyuan the debt of RMB 1,431,487.50 and the penalty of RMB 400,000. The judgement is under execution dated as of the date hereof.

In the contract lawsuit of Fuchang Bunker Co., Ltd. (the “Fuchang”) against Xingyuan (the defendant), the trial of the first instance was turned down and was ordered to re-trial by the appeals court. The trial of the second instance was begun in April, 2009 and was not completed dated as of the date hereof.